UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Tootsie Roll Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

March 27, 2026

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of your Company to be held on Wednesday, May 6, 2026, at 12:00 noon, Eastern Daylight Saving Time, in Suite 200, One James Center, 901 East Cary Street, Richmond, Virginia.

At the meeting, you will be asked to consider and vote upon the election of six directors, a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2026 fiscal year and a non-binding, advisory resolution approving executive compensation.

The formal Notice of the Annual Meeting of Shareholders and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

Sincerely,

Ellen R. Gordon
Chairman of the Board and Chief Executive Officer

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2026

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of TOOTSIE ROLL INDUSTRIES, INC. will be held in Suite 200, One James Center, 901 East Cary Street, Richmond, Virginia, on Wednesday, May 6, 2026, at 12:00 noon, Eastern Daylight Saving Time, for the following purposes:

1.	To elect the full board of six directors;
2.	To consider and act upon ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026;
3.	To consider and act upon a non-binding, advisory resolution approving named executive officer compensation for fiscal 2025; and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 5, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The relative voting rights of the Company’s Common Stock and Class B Common Stock in respect of the Annual Meeting and the matters to be acted upon at such meeting are described in the accompanying Proxy Statement.

Your attention is directed to the accompanying Proxy, Proxy Statement and 2025 Annual Report of Tootsie Roll Industries, Inc.

By Order of the Board of Directors

Barry P. Bowen, Assistant Secretary

Chicago, Illinois

March 27, 2026

NOTE:  Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Tootsie Roll Industries, Inc.

7401 South Cicero Avenue, Chicago, Illinois 60629

PROXY STATEMENT

Annual Meeting of Shareholders—May 6, 2026

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tootsie Roll Industries, Inc. (referred to as the “Company,” “we” or “us” below) of the accompanying proxy for the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 6, 2026, and at any adjournments or postponements thereof. The purpose of the meeting is for the shareholders of the Company to: (1) elect six directors to terms of office expiring at the 2027 Annual Meeting of Shareholders; (2) consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026; (3) consider and act upon a non-binding, advisory resolution approving named executive officer compensation for fiscal 2025; and (4) transact such other business as may properly come before the meeting and any adjournments thereof.

Proxies in the accompanying form properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the named director nominees, for the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm and for the resolution approving named executive officer compensation for fiscal 2025. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any shareholder may revoke his or her proxy by giving written notice of revocation to the Assistant Secretary of the Company, at any time before it is voted, by executing a later dated proxy which is voted at the meeting or by attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 5, 2026 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders to be held on May 6, 2026 and at any adjournments or postponements thereof. As of the close of business on March 5, 2026, there were outstanding and entitled to vote 41,822,917 shares of Common Stock and 31,163,713 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. Therefore, the Common Stock will be entitled to a total of 41,822,917 votes and the Class B Common Stock will be entitled to a total of 311,637,130 votes. The Common Stock and the Class B Common Stock will vote together as a single class with respect to the election of directors and all other matters submitted to the Company’s shareholders at the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders of the Company on or about March 27, 2026.

The entire cost of soliciting proxies in the accompanying form will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not receive special compensation for such services. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company’s Common Stock and Class B Common Stock.

VOTING INFORMATION

A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy.  A shareholder may, with respect to ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm and in regard to the resolution to approve named executive officer compensation for fiscal 2025 (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal or (iii)

“ABSTAIN” from voting on the proposal.  Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees, for ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm and for the resolution approving named executive officer compensation for fiscal 2025. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be counted in connection with the vote on such matter, although such votes will count for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, assuming a quorum is present, the six persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director(s) and non votes with respect to the election of directors will not affect the outcome of the election of directors. With respect to the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for 2026 and the resolution approving named executive officer compensation for fiscal 2025, the number of votes cast for the proposal must exceed the number of votes cast against for it to be approved. If a quorum is present, non-votes and abstentions will not affect the outcome of each matter at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

It is the intention of the persons named in the accompanying proxy to vote for the election of each of the six persons named in the table below as a director of the Company to serve until the 2027 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of such nominees are now directors of the Company, having been previously elected as directors by the shareholders of the Company or named to the Board subsequent to the 2025 Annual Meeting of Shareholders. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors. The information concerning the nominees and their shareholdings has been furnished by them to the Company.

The following table sets forth information with respect to the six nominees for election as directors:

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Ellen R. Gordon, 94, Chairman of the Board and Chief Executive Officer

Director since 1969; Chairman and Chief Executive Officer since 2015; President and Chief Operating Officer from 1978 to 2025; Director and Vice-President of HDI Investment Corp., a family investment company. Mrs. Gordon brings to the Board an in-depth knowledge of all aspects of the Company and comprehensive industry knowledge from her many years of experience in the confectionery industry. Mrs. Gordon has also served extensively on the boards of several nationally recognized graduate business and medical schools and on the board of a large public company where she also chaired its audit committee.

Karen G. Mills, 72

Director since 2025; President of Tootsie Roll Industries 2025-Present; Senior Fellow, Harvard Business School, 2014-2025; Cabinet member and Administrator, U.S. Small Business Administration 2009-2013; Investor in venture capital and private equity 1983-2008; Director of Skillsoft, Inc. since 2021.  Mrs. Mills is an experienced financial and operating executive with leadership experience in consumer goods, manufacturing and technology companies.  Mrs. Mills is the daughter of Ellen R. Gordon.

Michael A. Chodos, 67(1)(2)

Director since 2025; Principal at the Law Offices of Michael Chodos, 1984 to the present; Chief Legal Officer and Corporate Secretary of Medsphere Systems Corporation from 2020 to 2023; General Counsel, Senior Vice President, Notarize, Inc. from 2016 to 2020. Mr. Chodos is a seasoned corporate counsel, entrepreneur, and board advisor, with many years of transactional, corporate finance, governance, compliance, labor relations, regulatory and government relations experience across a broad range of enterprises.

Virginia L. Gordon, 73

Director since 2021; Private investor who has served on the boards of several national and local public service and charitable organizations; Director of HDI Investment Corp., a family investment company. Ms. Gordon has an in-depth knowledge of the Company and possesses knowledge of the Company’s history as a result of being a significant shareholder and the Gordon family’s involvement for many years. Ms. Gordon is the daughter of Ellen R. Gordon.

Lana Jane Lewis-Brent, 79(1)(2)

Director since 1988; President of Paul Brent Designer, Inc. since 1992; former President of Sunshine-Jr. Stores, Inc. Mrs. Lewis-Brent possesses knowledge of the Company’s history and brings to the Board in depth operational skills as well as a retailer’s perspective of the confectionery industry by virtue of her executive management experience in the convenience store industry, which represents an important outlet for the Company’s products.

Paula M. Wardynski, 68(1)(2)

Director since 2015; Senior Vice-President-Finance of Twenty-First Century Fox, Inc. 2007-2019. Ms. Wardynski is a seasoned financial executive and brings to the Board a broad range of financial and managerial skills as well as corporate governance experience in a public company environment, having served for many years in a senior executive capacity at one of the premier international media and entertainment companies in the world.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Director Independence and Corporate Governance. The Board of Directors has determined that the non-management directors, except for Virginia L. Gordon, are independent under the New York Stock Exchange (“NYSE”) listing standards because they have no direct or indirect relationship with the Company other than through their service on the Board of Directors and as shareholders. Shareholders and other interested parties who wish to communicate with the non management members of the Board of Directors may do so by writing to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Audit Committee Chairman, c/o Assistant Corporate Secretary. The Company’s Corporate Governance Guidelines, which are posted on its website, www.tootsie.com/financials/, provide that the Chair of the Audit Committee shall preside over executive sessions of the non management directors. The Company has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees, and which meets the Securities and Exchange Commission (“SEC”) criteria for a “code of ethics.” The Code of Business Conduct and Ethics is posted on the Company’s website www.tootsie.com. The Board of Directors periodically reviews succession planning for the Company’s senior management including planning for the succession of Mrs. Gordon. Mrs. Gordon is engaged in the day to day operation of the Company’s business and strategic planning. The information contained on the Company’s website is not a part of this proxy statement.

Meeting Attendance. The Board of Directors held four meetings in 2025. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.  During 2025, all directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. Mrs. Gordon, the Company’s Chairman and Chief Executive Officer, attended the 2025 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee, which was established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934, operates under a written charter approved by the Board of Directors, a copy of which is posted on www.tootsie.com. The Audit Committee held five meetings during 2025. The Audit Committee is composed of three directors who qualify as “independent” and “financially literate” under the NYSE listing standards and rules of the SEC. The Board of Directors has not identified any member of the Audit Committee to be qualified as an “audit committee financial expert” as such term is defined by rules of the SEC and the Board does not believe that given the capabilities of the members of the Audit Committee it has been necessary to have or recruit a member who would qualify as an audit committee financial expert as defined by the SEC.

Compensation Committee. The Compensation Committee administers and makes awards under the Tootsie Roll Industries, Inc. Management Incentive Plan. This committee is composed of three directors who qualify as “independent” under the NYSE listing standards. Otherwise, the entire Board of Directors is responsible for determining the compensation structure and amounts for the executive officers, including the Chief Executive Officer and President, except that the Chief Executive Officer and the President recuse themselves from votes regarding their own compensation or in circumstances where their participation, as executive officers of the Company, would affect compliance with federal securities law. Since the Company is a “controlled company” under the NYSE listing standards (see “Controlled Company Status” below), this committee does not maintain a written charter and the entire Board of Directors makes compensation decisions with regard to the Chief Executive Officer or other executive officers as described above. Given the Company’s status as a controlled company, the Board believes that this allocation of responsibilities between the Compensation Committee and the full Board for compensation decisions is appropriate. The Compensation Committee held one meeting during 2025. This committee has not delegated any of its duties to others.

The Company has engaged Compensation Strategies, Inc., an executive compensation consulting firm selected by management and approved by the Board, to provide advice and assistance to both management and the Board regarding the Company’s executive compensation practices. Compensation Strategies, Inc. is referred to below as the “consultant.” The consultant conducts periodic reviews of total compensation of the Company’s executive officers, based on the process described in the Compensation Discussion and Analysis section below, for review by management and the Board of Directors in determining the appropriate levels of compensation for each executive officer. The consultant only provides executive compensation consulting services. The consultant does not attend meetings of the Board of Directors or of the Compensation Committee but is available to answer questions. Work performed by Compensation Strategies, Inc. did not raise any conflict of interest.

Director Nominations. As a controlled company under NYSE listing standards, the Company is permitted to have the entire Board of Directors discuss and determine the nominees for election to the Board and oversee the Company’s corporate governance. The Board does not believe that given the current size and composition of the Board that it needs to have a separately designated nominating committee to perform this function. The Board will consider director candidates recommended by shareholders, but the Board does not otherwise have a policy with regard to the consideration of director candidates recommended by shareholders, nor has it established any specific minimum qualifications that it believes must be met by a nominee for director, whether recommended by it or by a shareholder, or any specific qualities or skills that it believes are necessary for one or more of its directors to possess, as it believes that it can adequately consider the suitability and qualifications of any such candidates on a case by case basis. The Board does not currently have a policy for identifying or evaluating nominees for director, including nominees recommended by shareholders. If a candidate for nomination is recommended by a shareholder, the Board would evaluate that candidate in the same manner as all other candidates to be nominees for director. As set forth in its Corporate Governance Guidelines, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Board does not have a formal policy with respect to diversity in identifying or selecting nominees for the Board, but in evaluating nominees, the Board assesses the background of each candidate in a number of different ways including how the individual’s qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. Any shareholder wishing to recommend a candidate for nomination as a director should do so in writing addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman. See “Shareholder Proposals for 2026 and 2027 Annual Meetings” below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2026 Annual Meeting.

Board Leadership Structure and Role in Risk Oversight. The Company’s Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer and does not have a lead independent director. The Board believes this currently provides an efficient and effective leadership model for the Company, especially given the relatively small size of the Company’s Board. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the non-independent directors bring Company specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also receives information about the Company’s risk management and the most significant risks that the Company faces, including cybersecurity risks, and addresses the Company’s management of these risks. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day to day business operations. The Board believes its current leadership structure supports effective risk oversight by facilitating the flow of risk information to the Board, while the Audit Committee’s oversight of key risk areas and the Board’s periodic review of significant risks provide appropriate independent oversight.

Controlled Company Status. The Company is a “controlled company” under the NYSE listing standards since the Gordon family collectively holds more than 50% of the total voting power of the outstanding capital stock of the Company.

DIRECTOR COMPENSATION

As described more fully below, this chart summarizes the annual compensation of the Company’s directors during 2025. Mrs. Gordon and Mrs. Mills received no compensation for their services as directors. Mrs. Gordon’s compensation as Chief Executive Officer is set forth below under “Executive Compensation.”

	Fees Earned	All Other
Name	or Paid in Cash	Compensation	Total
Michael A. Chodos	$140,740	$—	$140,740
Virginia L. Gordon	138,000	—	138,000
Lana Jane Lewis-Brent	150,000	—	150,000
Karen G. Mills(1)	—	1,010,443	1,010,443
Barre A. Seibert	9,260	—	9,260
Paula M. Wardynski	160,000	2,000	162,000

(1)	Karen G. Mills became President of the Company in June 2025. The amounts included in this table consist of compensation earned as President of the Company in 2025.

Non management directors received the following cash compensation for 2025:

●	An annual retainer of $130,000;
●	$2,000 for Board meetings attended;
●	An annual retainer of $10,000 for serving on the Audit Committee and $20,000 for serving as its Chair; and
●	$2,000 for attending each meeting of the Compensation Committee.

The Board of Directors recommends a vote FOR the election of all named director nominees.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 5, 2026, information with respect to the beneficial ownership of the Company’s Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than five percent of such Common Stock or Class B Common Stock. The information has been furnished by these persons or derived from filings with the SEC. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.

		Number of Shares of
		Common Stock and
		Class B Common Stock
		Owned Beneficially and				Percentage of
		Nature of Beneficial				Outstanding
		Ownership(1)				Shares of
Name		Direct		Indirect		Class
Ellen R. Gordon	Common	13,879,597		107,813	(2)	33.4%
	Class B	15,345,921		—		49.2%
Ellen R. Gordon, as a fiduciary	Common	—		6,360,899	(3)	15.2%
	Class B	—		6,216,201	(3)	19.9%
Leigh R. Weiner	Common	1,816,447		129,662	(4)	4.7%
	Class B	3,811,075		84,037	(4)	12.5%
BlackRock, Inc.	Common	2,371,300	(5)	—		5.7%
	Class B	—		—		—
(1)	Except as set forth below, the persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share for share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.
(2)	Held as trustee of a trust which holds such shares for one of the Company’s nonqualified deferred compensation plans.
(3)	Includes 4,927,442 shares of Common Stock and 6,216,201 shares of Class B Common Stock held by Mrs. Gordon as a fiduciary for family members, and 1,433,457 shares of Common Stock owned by a charitable foundation of which Mrs. Gordon is a director. The address of Mrs. Gordon is c/o Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629.
(4)	Includes 128,408 shares of Common Stock and 80,931 shares of Class B Common Stock held by Mr. Weiner’s spouse (as to which he disclaims beneficial ownership) and 1,253 shares of Common Stock and 3,106 shares of Class B Common Stock held by a charitable foundation of which Mr. Weiner and members of his family are directors. The address of Mr. Weiner is c/o T. R. Shiffman, Sydney, Amster, Green & Horowitz PLC, 122 East 42nd Street, Suite 2005, New York, New Your 10168.
(5)	BlackRock, Inc. has sole voting power with respect to 2,333,962 of the 2,371,300 shares for which it has sole dispositive power. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT

The following table sets forth, as of March 5, 2026, the beneficial ownership of Common Stock and Class B Common Stock by each nominee for director, by each executive officer who is named in the summary compensation table included in this proxy statement, and by all directors and executive officers of the Company as a group. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.

		Number of Shares of
		Common Stock and
		Class B Common Stock
		Owned Beneficially and			Percentage of
		Nature of Beneficial			Outstanding
		Ownership(1)			Shares of
Name		Direct	Indirect		Class
Ellen R. Gordon, individually and as trustee and fiduciary	Common	(2)	(2)		(2)
	Class B	(2)	(2)		(2)
Karen G. Mills	Common	1,216,984	—		(2)
	Class B	1,216,984	—		(2)
Michael A. Chodos	Common	—	—		(5)
	Class B	—	—		(5)
Virginia L. Gordon	Common	1,216,984	—		(2)
	Class B	1,216,984	—		(2)
Lana Jane Lewis-Brent	Common	32,372	4,452	(3)	(5)
	Class B	—	—		(5)
Paula M. Wardynski	Common	—	—		(5)
	Class B	—	—		(5)
Barry P. Bowen	Common	—	—		(5)
	Class B	—	—		(5)
G. Howard Ember, Jr.	Common	19,715	8,062	(4)	(5)
	Class B	—	—		(5)
Stephen P. Green	Common	2,958	—		(5)
	Class B	—	—		(5)
Henry G. Mills	Common	4	—		(5)
	Class B	—	—		(5)
All directors and executive officers as a group (10 persons)	Common	16,368,614	6,481,226		55%
	Class B	17,779,889	6,216,201		77%
(1)	The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share for share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.
(2)	See the table under the caption “Ownership of Common Stock and Class B Common Stock by Certain Beneficial Owners” above for shares beneficially owned by Ellen R. Gordon, the mother of Virginia L. Gordon and Karen G. Mills, and grandmother of Henry G. Mills.
(3)	Shares held by Ms. Lewis-Brent’s spouse as to which she disclaims beneficial ownership.
(4)	Shares held in trust for the benefit of Mr. Ember’s children of which Mr. Ember has voting control.
(5)	Less than 1% of the outstanding shares.

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale and other disposition of its securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules, regulations and applicable listing standards.  In addition, the Company intends to comply with all applicable laws and regulations relating the Company’ trading in its own securities.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy which prohibits directors and executive officers from directly or indirectly engaging in any transaction involving the purchase by a director or executive officer of a “derivative security” designed to hedge or offset a decrease in market value of equity securities of the Company.  “Derivative” securities includes any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security of the Company, or similar securities with a value derived from the value of an equity security of the Company.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and persons who own more than ten percent of the Company’s Common Stock or Class B Common Stock to file reports of ownership and changes in ownership with the SEC and NYSE. Such persons are also required to furnish the Company with copies of all such reports.

Based solely on a review of the copies of such reports, and written representations from certain reporting persons, we are pleased to note that the Company’s directors, executive officers and greater than ten percent shareholders filed all required reports during or with respect to fiscal year 2025 on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation program for the Company’s executive officers identified in the Summary Compensation Table below, who are referred to in this discussion as the “named executive officers.”

Corporate Principles

We believe that the differences among companies are attributable to the caliber of their people, and therefore strive to attract and retain superior executives. The Company maintains a conservative financial posture in deploying and managing assets and does not jeopardize long-term growth for immediate, short-term results.

Objectives of Compensation Program

The objectives of the Company’s compensation program for named executive officers consistent with these corporate principles are to:

●	Encourage and reward individual effort and teamwork in order to improve the Company’s financial performance, and
●	Attain the Company’s principal long-term objective of profitably building the Company’s well-known brands.

All compensation and benefits for named executive officers described below have as a primary purpose meeting the need to attract, retain and motivate the types of individuals who will be able to execute the Company’s business strategy while upholding its values in an ever changing competitive environment. The Company’s current compensation program includes salary, annual cash incentives, annual awards under the Company’s Career Achievement Plan, which is referred to as the “CAP” below, participation in the Excess Benefit Plan, which is referred to as the “EBP” below, and a Supplemental Savings Plan, which is referred to as the “SSP” below.

None of the Company’s employees receive stock options, restricted stock or other forms of equity-based compensation. The Board did not grant equity-based compensation to the Chief Executive Officer because of her significant equity stake in the Company. Other named executive officers also do not receive equity-based compensation, as the Board has decided to motivate executive behavior based on financial and management objectives consistent with the Company’s corporate principles. Because the Company does not grant stock options or other equity-based compensation, the Company has no policy regarding the timing of such awards in relation to the disclosure of material nonpublic information and the Board makes no determinations as to the timing of such awards in relation to the material nonpublic information.

Design of Executive Compensation Program to Mitigate Excessive Risk Taking

As discussed above, the Board of Directors is responsible for determining the compensation structure and amounts for the named executive officers, except that the Compensation Committee (which is referred to in this Compensation Discussion and Analysis as the “committee”), is responsible for administering and determining the annual cash incentives for the named executive officers. The named executive officers’ compensation program is balanced between short term and long term compensation and incentives. The Board of Directors believes that too much emphasis on incentive compensation can lead to behaviors that are not necessarily in the long term best interests of shareholders and has balanced the Company’s compensation program accordingly. While this compensation program carries a heavier weighting on base salary than is typical in the competitive marketplace, the Company’s primary focus is on providing total compensation as a whole that is competitive with that of its direct competitors for executive talent. In addition, the Board of Directors considers the performance of the Company and the named executive officers on an individual basis during the fiscal year when exercising discretion to adjust annual compensation. The Board of Directors believes that this program will lead to increased shareholder value on a long term basis and serves to mitigate risk taking activities that are inconsistent with the Company’s long term shareholder interests.

Competitiveness Assessment

The Board periodically reviews compensation levels for similarly situated executives of a group of industry peers. With the assistance of Compensation Strategies, Inc., a compensation consulting firm, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues and market capitalization of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation is quantified and reviewed to determine the Company’s competitiveness compared to the market. In late 2025, Compensation Strategies, Inc. determined that the total compensation (base salary, annual bonus and long term incentives) for the Company’s executive officers was 31% below market for its peer group companies (as discussed below) after adjusting for market capitalization. The Company does not target any specific level of compensation with respect to the market such as the 50% percentile of peer companies. In determining appropriate individual compensation levels for the named executive officers, the Board considers this competitive market compensation data, as well as the individual’s experience, internal equity among the executive officers, as well as individual and Company performance. Compensation levels for all named executive officers, except the Chief Executive Officer, were approved by the Board (and in the case of the Management Incentive Plan, by the Compensation Committee) based on the recommendation of, and performance evaluation by the Chief Executive Officer. In the case of the Chief Executive Officer, the independent members of the Board reviewed and approved compensation levels after conducting an evaluation of the prior year performance.

Peer Group

The group of peer companies used in the review of total compensation levels consists of 18 publicly traded companies in the snack, confectionary and specialty food and beverage industries with annual revenues ranging from $342 million to $19.5 billion and market capitalizations ranging from $36 million to $35.9 billion at February 28, 2026. The Board reviews the make-up of the group on an ongoing basis. Each company included in the group is shown below.

		Market
		Capitalization,
	Annual	as of
	Revenues	02/28/2026
Peer Group	(in Millions)	(in Millions)
B&G Foods, Inc.	$1,829	$350
Campbell Soup Company	10,253	8,366
Farmer Brothers Co.	342	36
Flowers Foods, Inc.	5,256	2,416
General Mills, Inc.	19,487	24,814
Hain Celestial Group, Inc.	1,560	110
The Hershey Company	11,693	28,878
J & J Snack Foods Corp.	1,583	1,846
The J.M. Smucker Company	8,726	11,078
John B. Sanfilippo & Son, Inc.	1,107	946
Kellanova (2)	12,670	35,900
Marzetti Company (4)	1,909	4,701
McCormick & Co., Inc.	6,840	16,601
Nature's Sunshine Products, Inc. (1)	454	445
Post Holdings, Inc.	8,158	5,289
Seneca Foods Corporation	1,579	816
The Simply Good Foods Company	1,451	1,854
TreeHouse Foods, Inc. (3)	3,385	2,900
(1)	Most recent revenue data available is from 2024.
(2)	Kellanova was acquired by Mars in December of 2025 for $35.9B. Revenues are rolling 4 quarters as of Sept 27, 2025.
(3)	TreeHouse Foods was acquired by Investindustrial in February of 2026 for $2.9B. Revenues are midpoint of their stated 2025 estimate range.
(4)	Lancaster Colony Corporation has changed its name to The Marzetti Company, with a new Nasdaq ticker symbol MZTI, effective July 1, 2025.

Elements of Compensation

Base Salary

The Board annually reviews each named executive officer’s base salary. The Board does not establish base salary based on individual or corporate performance factors fixed in advance. The factors considered by the Board include the following:

●	Individual performance and contribution to the Company;
●	Comparative compensation levels of other companies, including the periodic compensation studies performed by an independent compensation consultant;
●	Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;

●	Historical compensation and performance levels for the Company; and
●	Length of service, which can be a significant factor for some executives.

Any changes to base salary levels typically become effective as of January 1st.  Effective January 1 of 2026 and 2025, the Board approved base salary increases of 3.5% and 4.0%, respectively, for the Treasurer and for the Vice President/Manufacturing, and 19.4% and 18.4%, respectively for the Chief Operating Officer.  These adjustments reflect the Board’s assessment of the factors described above and were consistent with the Company’s overall budget for salary increases. No salary increases were approved for either the Chief Executive Officer or for the Chief Financial Officer in either 2026 or 2025.

Annual Incentives

All of the named executive officers are eligible to participate in the Management Incentive Plan, which is referred to as the “MIP” below and which was approved by the Board of Directors effective January 1, 2023. The MIP is designed to recognize and reward the named executive officers for their contribution to the Company’s overall financial performance as well as the attainment of individual and Company goals. Any bonus payment provided for under the plan is discretionary and is not considered earned or accrued by a participant until it is actually paid.  The committee uses its discretion rather than predetermined targets to determine the level of performance achieved for each named executive officer based on its consideration and assessment of the following factors:

●	Net earnings and earnings per share;
●	Increase in sales of core brands and total sales;
●	Net earnings as a percentage of sales;
●	Performance in accomplishing cost savings and operational improvements;
●	Performance in accomplishing and integrating successful acquisitions;
●	The amount of other compensation awarded under the Company’s other plans; and
●	Other strategic objectives that may be determined from time to time in the sole discretion of the Compensation Committee and/or the Board of Directors.

Consistent with prior practice, the Committee used its discretion in determining the bonus payments set forth in the Summary Compensation Table. As per the terms of the Company’s Management Incentive Plan effective January 1, 2023, "Net Earnings" is defined as the Company’s earnings from continuing operations after taxes excluding (i) extraordinary items under generally accepted accounting principles (“GAAP”), (ii) restructuring and/or other nonrecurring charges; (iii) exchange rate effects, as applicable, for non-U.S. dollar denominated operating earnings; (iv) the effects of changes to GAAP required by the Financial Accounting Standards Board; (v) the effects to any statutory adjustments to corporate tax rates; and (vi) any other unusual, non-recurring gain or loss or other extraordinary item. The Company’s 2025 net earnings were $100,052,000 and earnings per share were $1.37. Net product sales were $724,675,000. Net earnings as a percent of net product sales were 13.8%. Of the foregoing, net earnings and earnings per share, which increased 15.2% and 16.1%, respectively, over the prior year were the predominant factors considered by the committee in determining bonus awards for each named executive officer. As salaries for all named executive officers have been limited to $999,000 as noted above, greater amounts of the compensation package have been allocated the MIP, CAP or both.

Supplemental Discretionary Bonus for the Chief Executive Officer

As discussed further below, the Chief Executive Officer did not participate in either the Career Achievement Plan (“CAP”) or the Excess Benefit Plan (“EBP”) during fiscal year 2025. In order to avoid an economic loss to the Chief Executive Officer as a result of no longer accruing benefits under those plans, the Board authorized a discretionary bonus payment of $1,177,000, in addition to the amount earned under the MIP described above, to replace the benefits that would otherwise have been provided under the CAP and EBP had she continued to participate in those plans.

Career Achievement Plan (CAP) and Excess Benefit Plan (EBP)

All of the named executive officers, except for the Chief Executive Officer, were eligible to receive annual CAP awards in 2025. In December 2021, the Board of Directors determined that no amounts would be awarded to the Chief Executive Officer under the CAP and EBP given the timing of the payments under the deferred payment provisions under those plans. The CAP is designed to provide executive officers an incentive to achieve both short term and long term financial and other strategic goals of the Company and is also intended to provide an incentive for the named executive officers to remain with the Company on a long term basis. Similar to MIP, the Board uses its discretion to determine the level of performance achieved and therefore make awards to executive officers in a fixed dollar amount based on its assessment of performance, rather than predetermined targets. Awarded amounts are credited to an unfunded bookkeeping account established on behalf of each executive officer. Participants vest in each annual award under the CAP ratably in annual 20% installments over five years until the participant reaches age 65 at which time they become fully vested in all awards provided that they are continuously employed by the Company. All distributions (other than distributions made by reason of the participant’s death), are subject to the participant entering into a non competition and non solicitation agreement. Payments of amounts accrued under the CAP prior to 2018 are currently intended to be exempt from the $1 million deduction limitation because they are deferred to a period later than the executive’s employment termination. A fuller description of the CAP follows the Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2025 table included below in this proxy statement.

The Board determines the CAP awards to the named executive officers based on its assessment of the Company’s performance and each named executive officer’s contribution to the Company’s long term growth and success. In making this determination for the awards made with respect to 2025, the Board generally relied on the same factors outlined above with respect to the MIP taking into account the long term growth and success of the Company and the named executive officer’s contribution thereto. For fiscal year 2025, the amounts of the CAP awards awarded to the named executive officers (other than the Chief Executive Officer for the reasons noted above) ranged from $170,000 to $615,400 because the Board determined that net profits as well as strong efforts by these executives on behalf of the Company merited such awards as did the ongoing need to continue to motivate and retain these executives.

All of the named executive officers, except for the Chief Executive Officer, participated in the EBP in 2025, which is designed to restore retirement benefits that cannot be accrued under the Company’s tax qualified plans due to limitations on contributions and compensation under applicable tax laws, and our SSP, which is designed to provide a pre tax savings opportunity for a select group of management and key employees.  In 2025 the Chief Executive Officer did not receive an award under the EBP and in lieu thereof, the Board authorized a discretionary bonus payment of the amount that would otherwise have been awarded under the EBP. A fuller description of the EBP and SSP follows the Nonqualified Deferred Compensation table included below in this proxy statement.

Other Benefits and Arrangements

The named executive officers are provided with the same benefits, such as group insurance coverage and participation in the Company’s tax-qualified retirement plans, as other salaried employees.

Perquisites

The Chief Executive Officer has used Company aircraft to visit the Company’s manufacturing plants, attend trade association meetings, visit potential acquisition candidates, participate in advertising, media and public relations activities, attend board meetings of the Company and other entities and travel between corporate headquarters and other locations where other executive offices and personal housing are maintained. The Board believes that the ability of the Chief Executive Officer to safely and efficiently conduct Company business while traveling and while at different locations provided substantial benefits to the Company that justify the cost of such aircraft usage. The use of Company aircraft, and the housing and automobile benefits described below, has enabled the Chief Executive Officer to visit Company facilities more frequently and to effectively devote additional time to operational and strategic aspects of the Company’s business, that have significantly contributed to the Company’s success, while traveling and while working at locations other than corporate headquarters. All named executive officers, except the Chief Executive Officer, have the use of a Company provided automobile. The Chief Executive Officer is provided with the use of a Company apartment and, for efficiency and security reasons, is provided with a car and driver when in Chicago.

Compensation Clawback Policy

Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, and New York Stock Exchange listing Rule 303A-14, the Company adopted a Compensation Clawback Policy effective December 1, 2023. This policy would require the recovery of certain forms of executive compensation in the case of accounting misstatements resulting from a material error in the Company’s financial statements or material non-compliance with financial reporting requirements under federal securities laws.

Change in Control Agreements

In 1997, the Company entered into change in control agreements with Mr. Ember and Mr. Bowen. The Board of Directors at that time determined amounts payable under its change in control program based in part on its review at such time of available information of such programs maintained by similarly situated companies with the assistance of a compensation consultant. The purpose of these agreements is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity. The Board of Directors adopted these agreements under the belief that such arrangements are frequently part of executive compensation practices at major public corporations. These agreements were not extended to the Chief Executive Officer due to her significant equity stake in the Company. A detailed summary of these agreements is set forth in section entitled “Potential Payments on Termination or Change in Control” below in this proxy statement.

There are no employment agreements or other forms of severance agreement with the named executive officers.

Tax Considerations

In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations are generally limited to the extent total compensation (including base salary, annual bonus and non-qualified deferred compensation benefits) for certain executive officers exceeds $1 million in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act for tax years beginning on or after January 1, 2018. As a result, any compensation earned by any named executive officer under any of the Company’s plan, including the MIP, during the current fiscal year is subject to the $1 million deduction limitation. The Board has not changed its approach to paying compensation despite amounts above $1 million being non-deductible.

Advisory Vote on Executive Compensation

The Board considered the result of the 2023 advisory vote to approve the compensation of the Company’s named executive officers in connection with the discharge of its responsibilities. Because shareholders overwhelmingly approved the compensation of the Company’s named executive officers, with approximately 94.9% of the total votes cast voted in favor of the 2023 “say on pay” resolution, the Board has not made significant changes to the Company’s compensation programs as a result of such shareholder advisory vote.

Report of the Board of Directors on Executive Compensation

To Our Fellow Shareholders at Tootsie Roll Industries, Inc.:

The undersigned, the entire Board of Directors of Tootsie Roll Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The entire Board of Directors: Ellen R. Gordon Karen G. Mills Michael A. Chodos Virginia L. Gordon Lana Jane Lewis Brent Paula M. Wardynski

Summary Compensation Table for Fiscal Years Ended December 31, 2025, 2024 and 2023

The following table sets forth the information required by SEC Regulation S K Item 402 as to the compensation paid or accrued for the years ended December 31, 2025, 2024 and 2023 for services rendered in all capacities, by the Company’s Chairman and Chief Executive Officer, Vice President/Finance (the principal financial officer) and three other most highly compensated executive officers (the “named executive officers”).

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
				Stock or	Incentive	Deferred
				Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards	Compensation	Earnings	Compensation(2)	Total
Ellen R. Gordon,	2025	$999,000	$4,245,000	—	—	—	$1,906,512	$7,150,512
Chairman and Chief	2024	999,000	4,245,000	—	—	—	1,960,551	7,204,551
Executive Officer	2023	999,000	4,161,000	—	—	—	2,129,683	7,289,683
G. Howard Ember, Jr.,	2025	999,000	590,000	—	—	—	836,795	2,425,795
Vice President/Finance	2024	999,000	556,500	—	—	—	764,276	2,319,776
	2023	999,000	525,000	—	—	—	684,154	2,208,154
Henry G. Mills(3)	2025	603,000	259,700	—	—	—	293,592	1,156,292
Vice President/Chief	2024	509,400	245,000	—	—	—	253,821	1,008,221
Operating Officer	2023	461,000	188,000	—	—	—	182,013	831,013
Barry P. Bowen,	2025	787,500	307,900	—	—	—	374,323	1,469,723
Treasurer	2024	757,200	290,500	—	—	—	355,753	1,403,453
	2023	727,700	274,000	—	—	—	332,232	1,333,932
Stephen P. Green	2025	728,500	282,000	—	—	—	335,077	1,345,577
Vice President/	2024	700,400	266,000	—	—	—	318,999	1,285,399
Manufacturing	2023	672,400	251,000	—	—	—	298,411	1,221,811
(1)	Reflects amounts earned under the Management Incentive Plan (MIP). The MIP is discussed in the Compensation Discussion and Analysis section above.
(2)	The All Other Compensation column reflects the following benefits for 2025:

●	The following amounts contributed by the Company for the benefit of the named executive officers: $38,262 for each of the named executive officers with respect to the Company’s tax qualified defined contribution plans; $0, $166,359, $68,724, $100,464 and $88,941 for Mrs. Gordon, Mr. Ember, Mr. Mills, Mr. Bowen and Mr. Green respectively, with respect to the EBP; and $0, $615,400, $170,000, $212,500, and $185,500 for Mrs. Gordon, Mr. Ember, Mr. Mills, Mr. Bowen and Mr. Green, respectively, with respect to the CAP.
●	The use of a Company owned apartment by Mrs. Gordon when working at the Company’s headquarters in the amount of $74,974. The amounts included in the table with regard to this item include the costs related to the apartment including real estate taxes, maintenance expenses, utilities, building association fees.
●	The use of Company aircraft by Mrs. Gordon to travel between corporate headquarters and other locations where both executive offices and personal housing are maintained in the amount of $1,728,526 for Mrs. Gordon. See “Compensation Discussion and Analysis Perquisites” above for a discussion of the reasons why the Company provides these benefits. Although the Board of Directors has approved these expenditures as reasonable business expenses because of the benefits to the Company, such expenditures are considered compensatory perquisites to Mrs. Gordon under an SEC interpretation. These amounts reflect the aggregate incremental cost to the Company of travel between these locations, based on the proportion of hours flown for this travel relative to all hours flown. This calculation of aggregate incremental cost includes the proportionate amount of all operating costs and fixed charges (other than depreciation) such as monthly management fees, pilot charges, fuel, maintenance, insurance and other fees.
●	With respect to Messrs. Ember, Mills, Bowen and Green, the cost of providing Company automobiles. With respect to Mrs. Gordon, the cost of an automobile and driver based on all direct costs of maintaining and operating the automobile and the proportionate cost of the portion of an employee’s time used for driving.

(3)  Henry G. Mills is the grandson of Ellen R. Gordon.

Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2025

	Executive	Company	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Executive/Plan Name	in last FY(1)	in last FY(2)	in last FY	Distributions	Last FYE(3)
Ellen R. Gordon (4)
EBP	$—	$—	$6,660,209	$—	$42,023,159
CAP	—	—	3,669,949	—	27,217,385
SSP	—	—	672,733	—	4,401,661
G. Howard Ember, Jr.
EBP	—	166,359	1,645,917	6,400	11,963,555
CAP	—	615,400	1,373,157	21,400	14,496,039
SSP	—	—	553	—	3,996
Henry G. Mills
EBP	—	68,724	42,766	1,900	222,333
CAP	—	170,000	106,817	5,900	601,878
Barry P. Bowen
EBP	—	100,464	1,058,222	3,700	7,005,496
CAP	—	212,500	300,981	7,900	5,776,951
Stephen P. Green
EBP	—	88,941	363,351	3,300	2,600,858
CAP	—	185,500	145,006	6,900	1,679,562
SSP	—	—	12,569	352,400	71,558
(1)	Included as a component of “Salary” and “Bonus” in the Summary Compensation Table.
(2)	Included as a component of “All Other Compensation” in the Summary Compensation Table.

(3)	Reflects total contributions and earnings thereon over the named executive’s career with the Company during which they participated in the EBP, CAP and the SSP, less any prior withdrawals or distributions. As of December 31, 2025, there have been no cash distributions under the EBP and the CAP other than for the payment of applicable taxes on vested awards.

Summary of Nonqualified Deferred Compensation Plans

Excess Benefit Plan

In general, the EBP provides for Company contributions that are unavailable under tax qualified retirement plans due to federal tax law limitations. Participation in the EBP is automatic for all employees for whom contributions to the qualified plans are so limited. EBP account balances are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by the participants. All named executive officers except for the Chief Executive Officer participated in the EBP, which is an unfunded, nonqualified deferred compensation plan, in 2025. With respect to the Chief Executive Officer, the Board of Directors has determined that beginning in 2022, amounts that would otherwise be awarded under the EBP should be paid to the Chief Executive Officer as a discretionary bonus. Distribution of amounts under the EBP for amounts accrued and vested before 2005 are at the discretion of the administrator of the Company’s Profit Sharing Plan, but must occur either in lump sum or in up to three annual installments beginning within 60 days after the year in which the participant terminates employment or the year in which the participant turns 65, whichever is later. Distributions under a participant’s post 2004 calendar year amounts are generally payable in connection with a separation from service.

Supplemental Savings Plan

The named executive officers and certain other management employees are eligible to participate in the SSP, which is an unfunded, nonqualified deferred compensation plan. Each year, participants can elect to defer up to 16% of their compensation (base salary and annual bonus or MIP) under the SSP. The deferral is effective as of the time that the participant is precluded from making deferrals under the tax qualified Profit Sharing Plan because of certain limits imposed under the Internal Revenue Code. Participant balances in the SSP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by participants. All benefits under the SSP are fully vested. Distributions from a participant’s pre 2005 calendar year accounts are made on the earlier of the date selected by the participant when making a deferral election or the 60th day after the participant terminates employment, if the Company’s debt rating falls below investment grade, or in the event of a financial hardship. Distributions from a participant’s post 2004 calendar year accounts are generally made on the date selected by the participant when making a deferral election, subject to certain restrictions as required under Section 409A of the Internal Revenue Code.

Career Achievement Plan

All named executive officers except for the Chief Executive Officer participated in the CAP, which is an unfunded, nonqualified deferred compensation plan, in 2025. With respect to the Chief Executive Officer, the Board of Directors has determined that beginning in 2021, amounts that would otherwise be awarded under the CAP should be paid to the Chief Executive Officer as a discretionary bonus. The CAP allows the Board to annually grant deferred cash awards to participants based on performance as determined by the Board. Amounts deferred under the CAP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds, the Moody’s bond index or up to 10,000 shares of Company common stock (adjusted for stock dividends) as selected by the participants. Each annual CAP award is subject to a separate five year vesting schedule with annual vesting at a rate of twenty percent with accelerated vesting in the event of death, disability or retirement after age 65. CAP benefits are payable only upon an eligible termination of employment or in connection with a change in control of the Company. A participant will forfeit any unvested amounts upon termination of employment. Payment of vested benefits generally commences on the later of the first anniversary of the date of employment termination or the 60th day after the participant’s 65th birthday (or, if earlier, sixty days after death or disability or six months and a day after separation from service after age sixty five). All amounts accrued under the CAP as of December 31, 2017 are payable in a single lump sum. Future awards and the earnings thereon will be payable in a single lump sum or in up to 10 annual installments as may be elected by participants as may be permitted under §409A. A participant whose employment is terminated for cause will forfeit all CAP benefits. A participant who is employed by the Company at the time of a change in control will receive an immediate lump sum payment of all accumulated CAP benefits. All distributions (other than distributions made by reason of the participant’s death), will be subject to the participant entering into a non competition and non solicitation agreement that will be effective beginning on the date of the event triggering the right to payment and ending one year after employment termination. Participants will forfeit amounts accrued after January 2, 1999 if they violate the non competition and non solicitation agreement.

All of the named executive officers’ balances in the EBP, SSP and CAP are fully vested except for Mr. Mills’ CAP, which is subject to five year vesting as described above. Payments to the named executive officers under the EBP, SSP and the CAP on account of separation from service must be delayed by six months and a day after separation.

Pay vs Performance

The following tables set forth the compensation actually paid (as defined under SEC rules) for the principal executive officer, the average of the other four named executive officers, the total shareholder return of the Company’s shares and that of its peer group and the three most significant measures considered in determining performance based executive compensation for the years ended 2025, 2024, 2023, 2022 and 2021.

			Average	Average
			Summary	Compensation	Average		Company
	Summary	Compensation	Compensation	Actually	Value of Initial Fixed		Selected	Other Measures
	Compensation	Actually	Table Total	Paid (1)	$100 Investment Based On:		Measure	Net Product	Net Earnings
	Table Total	Paid (1)	for Other	to Other		TSR of	Net Earnings (5)	Sales	as a Percent
Year	for PEO	to PEO (2)	NEOs	NEOs (2)	TSR (3)	Peer Group (4)	(in thousands)	(in thousands)	of Sales
2025	$7,150,512	$7,150,512	$1,599,347	$1,599,347	$151	$98	$99,982	$724,675	13.8%
2024	7,204,551	7,204,551	1,573,879	1,573,879	128	106	97,819	715,530	13.7%
2023	7,289,683	7,289,683	1,495,958	1,495,958	126	114	91,886	763,252	12.0%
2022	6,793,272	6,793,272	1,362,116	1,362,116	155	124	75,892	681,440	11.1%
2021	5,442,510	5,442,510	1,256,239	1,256,239	127	113	65,308	566,043	11.5%

(1)	"Compensation Actually Paid" is the same as the total compensation reported in the Summary Compensation Table because the Company does not have any stock-based compensation or defined benefit plans.

(2)

The principle executive officer (PEO) is Ellen R. Gordon.  The four other named executive officers (NEOs) are G. Howard Ember, Jr., Henry G. Mills, Barry P. Bowen and Stephen P. Green. There were no changes to the PEO or other NEOs during 2025, 2024, 2023, 2022 or 2021 except that Mr. Naylor retired and Mr. Mills became an NEO in 2025.

(3)	For the relevant year, represents the cumulative shareholder return (TSR) of the Company for the measurement periods ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

(4)	For the relevant fiscal year, represents the TSR of the Dow Jones US Food Producers group for the measurement periods ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively.

(5)

Excludes deduction for non-controlling interests as per Item 402 of Regulation S-K in the amount of $70, $19, $26, $45 and $18 in 2025, 2024, 2023, 2022 and 2021 respectively. In addition, as per the terms of the Company’s Management Incentive Plan, 2024 Net Earnings excludes an $11,010 non-recurring, non-cash charge related to the write-off of a deferred tax asset.

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, set forth below is a description of the relationships among the compensation, stock price and financial information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the cumulative TSR over the five years presented in the table.  The Compensation Committee does not determine the amount of MIP and CAP awards based on stock price performance.  TSR of the Company in relation to that of its peer group is not taken into consideration in determining compensation paid to NEOs because the Board believes that focusing on the factors enumerated above in the Compensation Discussion and Analysis will lead to increased shareholder value on a long term basis and serve to mitigate risk taking activities that are inconsistent with the Company’s long term shareholder interests.

Compensation Actually Paid and Net Earnings

The following graph illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s Net Earnings over the five years presented in the table.  Net Earnings is the most important factor taken into consideration when determining the MIP and CAP awards for NEOs.

Compensation Actually Paid and Net Earnings as a Percentage of Net Product Sales

The following graph illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s Net Earnings as a percentage of Net Product Sales over the five years presented in the table.

Compensation Actually Paid and Net Product Sales

The following graph illustrates the amount of compensation actually paid to Mrs. Gordon and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mrs. Gordon) as compared to the Company’s Net Product Sales over the five years presented in the table.

Company’s TSR versus TSR of Peer Group

The following graph illustrates the TSR of the Company versus that of its peer group over the five years presented in the table.

Pay vs. Performance: Most Important Measures

The measures that were most important in determining pay during 2025 and were most heavily weighted in the Company’s MIP and CAP programs are as follows:

●	Net earnings and earnings per share;
●	Increase in sales of core brands and net product sales;
●	Net earnings as a percentage of net product sales;

Of these factors, net earnings is the most significant from a quantitative perspective.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to the named executive officers upon employment termination or in connection with a change in control. For payments made to a participant upon employment termination under nonqualified deferred compensation plans, see Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2025.

Change in Control

The Company has entered into change in control agreements with Mr. Ember and Mr. Bowen. These agreements generally provide severance benefits in the event the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason within two years after a change in control. These benefits include a single lump sum payment equal to:

●	A pro-rata bonus for the year of employment termination (based on the higher of the earned bonus for the last fiscal year or the average bonus earned during the three fiscal years before the change in control)
●	Three times the officer’s annual base salary, and

●	Three times the higher of the officer’s earned bonus for the last fiscal year or, if higher, the officer’s average bonus over the prior three fiscal years.

The officer is also eligible for three years of continued coverage under the Company’s health, life and disability benefit plans at the Company’s cost. The officer would also become vested in, and be paid, any unvested accrued benefits under the Company’s pension, profit sharing and excess benefit plans and the maximum award under the CAP Plan.

The officer is also entitled to a tax gross up payment to reimburse any federal excise taxes (and related income taxes owed due to the gross up payment) under Section 4999 of the Internal Revenue Code. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is payable by a named executive officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer’s average taxable income from the Company for the five years prior to the year of the change in control. This tax equals 20% of all contingent payments that exceed his average taxable income during this period. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by a buyer. If a change in control were to occur, the Company believes that the tax gross up payments could be reduced because certain amounts may be considered reasonable compensation (such as payments attributable to a non compete obligation) and taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% tax.

An officer is required to enter into a non-competition and non-solicitation covenant applicable for one year following the termination of his employment in order to receive these benefits. The Company generally may terminate these agreements prior to a change in control.

A “change in control” for the purposes of these agreements generally consists of any of the following:

●	Acquisition by a person(s) or other entity(s) of 35% or more of the combined voting power of all the then outstanding voting securities of the Company (other than certain related party acquisitions); provided that such voting power is equal to or greater than the combined voting power of the voting securities held by the Gordon family
●	The current members of the board (and their successors nominated by either the board or the Gordon family) ceasing to constitute a majority of the board
●	Approval by the Company’s shareholders of a reorganization, merger, consolidation, or a sale of substantially all of the Company’s assets unless:
●	The shareholders of the Company immediately prior to the transaction hold more than 50% of the voting power of the successor,
●	No person (other than certain related parties) acquires combined voting power of the successor’s voting securities equal to or greater than the combined voting power of the voting securities held by the Gordon family or 35% of the combined voting power of all the then outstanding voting securities of the successor and
●	The members of the board prior to the transaction constitute at least a majority of the board of the successor
●	The liquidation or sale of the Company

“Good reason” generally includes any of the following Company actions following a change in control without the named executive officer’s written consent:

●	Assigning duties that materially reduce the executive’s position, duties, responsibilities or status with the Company, failure to terminate the executive’s employment in compliance with the terms of the agreement or failing to re-elect the executive to any position held immediately before a change in control
●	Reducing the executive’s annual base salary
●	Changing the office location where the executive is based by more than 50 miles
●	Failing to continue any employee benefit plan or compensation plan in which the executive participates, including but not limited to the MIP, the EBP and the CAP (or successors to those plans), or failing to continue the executive’s level of participation in those plans
●	Failing to continue to provide the executive with substantially similar welfare benefits or materially reducing any of those benefits or any fringe benefit (including vacation pay)
●	Failing to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under a change in control agreement

Any good faith determination of good reason made by the executive shall be conclusive except that an isolated, insubstantial and inadvertent action taken in good faith and which the Company remedies promptly after receiving notice shall not constitute good reason.

A termination by the Company for cause generally means any of the following:

●	The commission of a felony
●	A material breach of duty by the executive (other than any failure that results from incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith and which is not remedied within a reasonable period of time after notice

The following table estimates these change in control benefits as though the named executive officer’s employment was terminated without cause immediately after a change in control on December 31, 2025 (the last day of fiscal year 2025). Use of these assumptions is required by the Securities and Exchange Commission. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executive’s employment was not terminated on December 31, 2025 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact. With respect to the calculation of excise taxes, no amounts attributable to entering into non compete agreements have been considered exempt as may be permitted under applicable tax rules at the time of a qualifying employment termination.

Change in Control Payment and Benefit Estimates as of December 31, 2025

	Aggregate	Welfare	Tax
	Severance	Benefit	Gross Up
Executive	Pay(1)	Continuation(2)	Payment(3)
Ellen R. Gordon,	$—	$—	$—
G. Howard Ember, Jr.,	5,226,000	62,900	2,040,400
Henry G. Mills	—	—	—
Barry P. Bowen	3,434,400	62,900	1,455,000
Stephen P. Green	—	—	—
(1)	Assumes that any bonus paid for 2026 is earned and otherwise payable under the Management Incentive Plan.
(2)	Based on Company’s current cost to provide these welfare benefits.
(3)	Based on a net combined tax rate equal to 64.3% using applicable 2025 tax rates. The total tax gross-up figure does not reflect any reductions that may be taken into account due to the value of the non-competition and non-solicitation agreement under applicable tax rules.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing information about the relationship of the annual total compensation of its employees and the annual total compensation of the Chief Executive Officer during 2025. The median employee was determined based on total taxable cash earnings, including salary, wages (regular, hourly, overtime, shift differentials), commissions, bonuses and other miscellaneous cash earnings for each of our employees (excluding the Chief Executive Officer). There were no changes to our employee population or compensation plans that would result in a significant change to our pay ratio.

The total annual 2025 compensation for such employee was calculated using the same methodology used for the Company’s named executive officers as required to be set forth in the Summary Compensation Table plus non-discriminatory employee benefits in the amount of $16,948.  The total annual compensation of the median employee on a worldwide basis was $74,309. The annual total compensation of the Chief Executive Officer was $7,158,238. The ratio of these two amounts is 96 to 1 for 2025.

The Board did not take into account the CEO pay ratio in setting the compensation of the named executive officers.

Compensation Committee Interlocks and Insider Participation

During 2025, the Board of Directors of the Company was responsible for determining the compensation of the executive officers of the Company. Mrs. Gordon was the Chairman of the Board and Chief Executive Officer of the Company and Karen Mills was President. Mrs. Gordon and Mrs. Mills recused themselves from votes regarding their own compensation or in circumstances where their participation, as executive officers of the Company, would have affected compliance with federal securities law or Section 162(m) of the Internal Revenue Code.

RELATED PERSON TRANSACTIONS

There were no related person transactions during 2025 that are required to be disclosed in the Proxy Statement.

Policy Regarding Related Person Transactions

The Board has adopted a written policy that all direct or indirect transactions between the Company and its executive officers, directors or shareholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of the SEC’s Regulation S K, shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or generally available to substantially all employees. All related person transactions or series of similar transactions required to be disclosed pursuant to Regulation S K Item 404 must be presented to the Board for pre approval or ratification.

Each of the Company’s directors and executive officers is required by the policy to promptly notify the Chairman of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon as he or she becomes aware of a possible transaction. The Chairman is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to the Board for pre approval or ratification by disinterested members of the Board in their discretion at its next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

For related person transactions that are not required to be disclosed pursuant to Item 404 of Regulation S K, the Chairman shall determine whether the transaction is in compliance with the policy. If, however, such a non material related person transaction involves the Chairman, the Vice President of Finance and the Treasurer shall jointly determine whether the transaction is in compliance with the policy, unless the amount involved in such non material related person transaction is in excess of $25,000, in which case the Chairman of the Audit Committee shall determine whether the transaction is in compliance with the policy.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

GRANT THORNTON LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2026 fiscal year. Grant Thornton LLP became the Company’s independent auditors in 2018. Although not required by the Company’s Articles of Incorporation or Bylaws, the Board of Directors deems it to be in the best interest of the Company to submit to the shareholders a proposal to ratify the appointment of Grant Thornton LLP and recommends a vote in favor of such ratification. It is not expected that representatives of Grant Thornton LLP will attend the Annual Meeting.

The Board of Directors recommends a vote FOR ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2026.

GRANT THORNTON LLP FEES AND SERVICES

The following table sets forth the approximate aggregate fees billed for professional services by the Company’s independent registered public accounting firms, Grant Thornton LLP for 2025 and 2024.

	2024	2025
Audit Fees(1)	$683,000	$730,250
Tax Fees(2)	58,400	134,150
(1)	The fees in this category were for services rendered in connection with the annual integrated audit.
(2)	The fees in this category were for services rendered for tax compliance, tax consulting, and tax planning.

All audit, audit-related services, tax and other services provided to the Company by Grant Thornton LLP have been pre-approved by the Audit Committee pursuant to a pre-approval policy adopted by the Audit Committee. Pursuant to that policy, the Audit Committee may delegate pre-approval to one or more of its members, provided that any member to whom any such authority is delegated shall report any pre-approval of services to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements included in the Company’s Annual Report on Form 10 K for the year ended December 31, 2025. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of PCAOB regarding independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accountants their independence.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

As stated in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for determining that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for conducting an audit of the Company’s annual financial statements in accordance with the standards of PCAOB. In giving its recommendation to the Board, the Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The foregoing report has been approved by the Audit Committee, the members of which are:

Paula M. Wardynski, Chairman

Lana Jane Lewis-Brent

Michael A. Chodos

PROPOSAL 3

TO CONSIDER AND ACT UPON A NON-BINDING

ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is giving shareholders the opportunity to cast an advisory vote relating to the compensation of its named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2026 Annual Meeting:

“RESOLVED, that the shareholders of Tootsie Roll Industries, Inc. approve, on an advisory basis, the overall compensation of the Company’s named executive officers as described in the Executive Compensation set forth in the Proxy Statement for this Annual Meeting.”

As discussed above in the section entitled “Executive Compensation--Compensation Discussion and Analysis,” the Board of Directors believes that the Company’s executive compensation program is well-reasoned, designed to attract, retain and motivate competent, experienced executives, contains an appropriate mix of short-term and long-term incentives, does not encourage excessive risk taking and is competitive with the compensation programs of other companies with whom the Company competes for executive talent. Although this vote is non-binding, the Board values constructive input and encourages all shareholders to vote on this matter.  At the shareholders meeting held on May 1, 2023, the last time shareholders voted on named executive officer compensation, the proposal to approve the named execute officer compensation for fiscal 2022 was approved by a vote of 305,626,468 for the proposal and 11,309,543    against the proposal.

The Board of Directors recommends a vote FOR this resolution.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2027 Annual Meeting of Shareholders, any shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act should be addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman, and must be received no later than November 27, 2026.

Pursuant to the Company’s Bylaws, shareholders who intend to present an item for business at the 2027 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials), including proposed nominations of persons for election to the Board of Directors, must provide written notice to the Corporate Secretary delivered or mailed to and received at the principal executive offices of the Company no earlier than January 6, 2027 and no later than February 5, 2027 in accordance with the procedures set forth in our Bylaws. If the date of the next annual meeting is more than 30 days before or more than sixty 60 days after the anniversary of the previous year’s annual meeting, then notice must be provided by the later of 90 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

In addition to satisfying the requirements in our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company no later than 60 days prior to the first anniversary of this year's annual meeting (for the 2027 Annual Meeting of Shareholders, March 7, 2027). If the date of the next annual meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Shareholders may communicate to the Board of Directors or any individual director in writing, by regular mail, addressed to the Board of Directors or an individual director, care of Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, Chairman. Mrs. Gordon and her staff will compile any such communications and relay them to the applicable Board member or members.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2026

A copy of this proxy statement, the enclosed proxy card and the 2025 Annual Report of Tootsie Roll Industries, Inc. can be found at the website address: https://materials.proxyvote.com/890516

The information included on this website is not part of this proxy statement.

Directions to the shareholder meeting can be obtained by contacting the Office of the Assistant Secretary at (773) 838-3431.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Assistant Secretary, or via telephone at (773) 838-3431, the Company will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

The Board of Directors does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters should be properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2025 is being mailed herewith.

A copy of the Company’s 2025 Annual Report on Form 10-K (without exhibits), Code of Business Conduct and Ethics and Audit Committee Charter may be obtained without charge upon written request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: G. Howard Ember Jr., Vice President/Finance. A reasonable charge will be made for requested exhibits. The Company maintains a website at www.tootsie.com. The Company’s 2025 Annual Report on Form 10-K, Code of Business Conduct and Ethics and Audit Committee Charter are available on this website under “Company” and “Financials.” Our website is not incorporated into or a part of this Proxy Statement. These materials are also available on www.sec.gov.

By Order of the Board of Directors

Barry P. Bowen, Assistant Secretary

Chicago, Illinois

March 27, 2026

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V84717-P45414 1. Election of Directors 2. Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year 2026. 3. To approve, on an advisory basis, the overall compensation of the Company’s named executive officers for fiscal 2025. ! ! ! Nominees: 01) Ellen R. Gordon 02) Karen G. Mills 03) Michael A. Chodos 04) Virginia L. Gordon 05) Lana Jane Lewis-Brent 06) Paula M. Wardynski For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! TOOTSIE ROLL INDUSTRIES, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: The Board of Directors recommends you vote “FOR” proposals 2 and 3: TOOTSIE ROLL INDUSTRIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw NAME TOOTSIE ROLL INDUSTRIES INC - COMMON TOOTSIE ROLL INDUSTRIES INC - CLASS B 999,999,999,999.99999 999,999,999,999.99999

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. V84718-P45414 TOOTSIE ROLL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS May 6, 2026 12:00 Noon (EDST) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Ellen R. Gordon, Robert A. Gouldin and Steven W. Lippman, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Class B Common) Stock of TOOTSIE ROLL INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 Noon (EDST), on May 6, 2026, at One James Center, Suite 200, 901 E. Cary Street, Richmond, VA 23219 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side